Exhibit 99

  Haber Inc. Enters into Joint Venture with Etruscan Resources Inc. of Canada to Explore 1,331 Square Kilometers of Ghanaian Gold Concessions

     ARLINGTON, Mass.--(BUSINESS WIRE)--Aug. 7, 2007--Haber, Inc, (OTC: HABE), a Massachusetts-based company with proprietary technology for the environmentally friendly processing of gold-bearing ores, announced today that its wholly-owned Ghanaian subsidiary, Haber Mining Ghana Ltd., has entered into a joint venture with Etruscan Resources Ghana Ltd. ("Etruscan Ghana"), a wholly owned subsidiary of the Nova Scotia, Canada-based Etruscan Resources Inc., (TSX: EET), to explore 1,331 square kilometers of gold concessions in the Western and Brong Ahafo Regions of Ghana. These gold concessions are located in the Sefwi Volcanic Belt and the Kumasi Sedimentary Basin which host significant gold deposits including the 60 million ounce Obausi deposit, the 13-million ounce Ahafo deposit, the 9-million ounce Bogoso-Prestea, the 5-million ounce Bibiani deposit, the 2-million ounce Obotan deposit, and the 2-million ounce Chirano deposit.

     Agreement with Etruscan

     Under the terms of the agreement, Haber was paid $700,000 by Etruscan. A portion of these funds was then used to exercise Haber's option to purchase the 300 square kilometer "Eternity" reconnaissance concession and to convert Haber's "Good Ground" reconnaissance concession license into four prospecting licenses covering 468.14 square kilometers. Under the terms of the joint venture, each company will initially have an equal interest in the project.

     The parties have formed "Etruscan Haber Joint Venture Limited," a Ghanaian corporation through which Etruscan will manage the project and provide exploration and mining expertise on all the concessions. Etruscan has the option to increase its interest to 75 percent of the joint venture by investing an additional $2.5 million dollars over a period of three years. If this option is exercised, for every three dollars that Etruscan subsequently invests, Haber must contribute an additional dollar to the project in order to maintain a 25 percent interest in the joint venture. Should Haber's participating interest drop below 10 percent, its interest shall be converted to a 5 percent net smelter return royalty. Geological teams will begin exploration activities this month. K. Kirk Woodman, Project Geologist, will be the Qualified Person overseeing Etruscan's exploration programs in Ghana.

     Additionally under the agreement, Haber retains the right to unilaterally explore, mine and process all alluvial gold on the properties, so long as such activity does not interfere with the joint venture's mining operations or objectives.

     Also, in the event that the joint venture decides to begin mining operations on the properties, Haber's environmentally friendly Haber Gold Process (HGP) technology would be used under a licensing agreement, provided that Haber can prove its process is at least as economical as traditional extraction technologies. The terms of the licensing arrangement for the joint venture would then be negotiated between the parties. The license would also include granting Etruscan Resources Inc. the right to use HGP technology on any of its other gold processing operations.

     Haber STAMP Program

     If circumstances permit and exploration results for alluvial gold ores prove favorable, it is anticipated that Haber would make every effort to implement its Strategic Abatement of Mercury and Poverty (STAMP) program, which was developed to help eliminate the use of mercury by small-scale gold miners in Ghana where such use has caused severe pollution of the environment and significant public health problems. The STAMP program is designed to take advantage of its superior gold recovery efficiencies, in the high 90 percent range, which would permit Haber to pay the small-scale miners considerably more for their ore concentrate than they would receive if they were to continue their use of mercury.

     "Our decision to partner with Etruscan is rooted in part on its focus on mining projects located on the African continent, exploration experience, superior team of geologists and management, and financial resources," Albert B. Conti, Haber's president and COO. "We have also pursued this affiliation based on common moral principles and business philosophy. Both companies are aggressively seeking superior financial results while sharing a strong sense of social responsibility and environmental concerns, and are interested in helping indigenous people whenever reasonably possible. The many humanitarian awards Etruscan has already received from the African countries in which they have operations is a testimony to the company's high level of social concern and coincides with our own corporate objectives."

     Gerald McConnell, President and CEO of Etruscan Resources Inc. stated: "We are extremely pleased to have the opportunity to partner with Haber to explore and develop this large strategic land package in Ghana. This acquisition is a further execution of our corporate objective of acquiring large land positions in prolific gold belts in West Africa. Land packages of this size and prospectivity are very difficult to acquire in Ghana today. Haber has assembled a truly superior land package. We are also impressed with Haber's commitment to social upliftment and respect for the environment which is aligned with Etruscan's commitments in this regard."

     Description of the Properties

     Although there is no guarantee that economic gold deposits will be found on the joint venture's properties, the prior activities of neighboring operations, including those of the Newmont Mining Corporation, are encouraging. The following six concessions are covered under this agreement:

     Reconnaissance licenses:

     1. The "Eternity" reconnaissance concession is comprised of two separate blocks in the Sefwi Gold Belt. The northern block comprises 66.8 square kilometers and is contiguous with, and 5 kilometers east of Newmont Mining's Ahafo gold project which has yielded some 13 million ounces to date. The southern block comprises 234.6 square kilometers and is located 12 kilometers east of the Newmont land holdings.

     2. The "Uprightness" reconnaissance concession is located on the eastern boundary of the Sefwi Gold Belt and comprises 560.99 square kilometers in a single block. The permit is contiguous with the eastern boundary of the Bibiani mining permit.

     Prospecting licenses:

     1. The Akordie Area prospecting license of the Brong Ahafo Region covers a total area of approximately 125 square kilometers comprised of two blocks. Block 'A' (81.99 square kilometers) is centered on the towns of Akrodie and Fawohoyeden and Block 'B' (42.15square kilometers) is centered on the village of Durowaakurom.

     2. The Datano Area prospecting license of the Western Region covers a total area of approximately 99.0 square kilometers

     3. The Asafo Area prospecting license of the Western Region covers a total area of approximately 132.3 square kilometers

     4. The Sankore Area prospecting license of the Brong Ahafo Region covers a total area of approximately 112.7 square kilometers

     About Etruscan Resources Inc.

     Etruscan Resources Inc. is a diversified Canadian junior mining company focused on acquiring dominant land positions in district scale gold and diamond belts within Africa. Etruscan is an emerging gold producer and holds large strategic land positions in a number of gold belts covering over 10,000 square kilometers in five countries in West Africa. The Company also holds a dominant land position in the Ventersdorp alluvial diamond district in South Africa. The common shares of Etruscan are traded on the TSX Exchange under the symbol "EET". More extensive information on Etruscan can be found on its home page at http://www.etruscan.com.

     About Haber, Inc.

     Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. These technologies include the company's Haber Gold Process (HGP), a chemical system discovered by Norman Haber, the founder and chairman of the company, for the hydrometallurgical extraction of gold from its ores. The Haber Gold Process is both non-toxic and more efficient than conventional solvents such as cyanide. This technology accelerates the gold extraction rate and may increase gold recovery from its ores by a substantial factor. The company's Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules. It is distinguished from the techniques of electrophoresis and chromatography by its wide variety of potential applications and the greater speed and control of the results. For more information, call Albert B. Conti
(781) 643-2727, or visit the company's website at http://www.habercorp.com.

     Safe Harbor Statement

     Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward-looking statements made by or on behalf of the Company are qualified. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


     CONTACT: Haber, Inc.
              Peter R. D'Angelo, 781-643-2727